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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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NATIONAL SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Thursday, September 25, 2008
10:00 a.m.
American Conference Center
780 Third Avenue
New York, New York 10017

To the holders of common stock of National Semiconductor Corporation:

        The annual meeting of stockholders of National Semiconductor Corporation, a Delaware corporation, will be held on Thursday, September 25, 2008 at 10:00 a.m. Eastern Daylight Time at the American Conference Center located at 780 Third Avenue, New York, New York, for the following purposes:

  1.
  To elect a Board consisting of the following eight Directors: Brian L. Halla, Steven R. Appleton, Gary P. Arnold, Richard J. Danzig, John T. Dickson, Robert J. Frankenberg, Modesto A. Maidique and Edward R. McCracken;

  2.
  To ratify the appointment of KPMG LLP as the independent auditors of the Company; and

  3.
  To conduct any other business properly raised at the meeting or at any adjournment of the meeting.

        The record date for the meeting is the close of business on July 28, 2008 and only the holders of common stock on that date will be entitled to vote at the meeting or at any adjournment of the meeting. All stockholders are invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if the stockholder previously returned a proxy.

By Order of the Board of Directors

TODD M. DuCHENE Senior Vice President,
August 15, 2008	General Counsel and Secretary

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS: THE PROXY STATEMENT, FORM OF PROXY AND OUR 2008 ANNUAL REPORT TO STOCKHOLDERS (WHICH INCLUDES OUR ANNUAL REPORT ON FORM 10-K) ARE AVAILABLE AT WWW.ENVISIONREPORTS.COM/NSM. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY VOTE BY TELEPHONE, INTERNET, OR MAIL. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ENSURE A QUORUM AND AVOID ADDED COSTS.

PROXY STATEMENT

Table of Contents

INTERNET AVAILABILITY OF PROXY MATERIALS	1
GENERAL INFORMATION	1
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES	3
REPORT OF THE AUDIT COMMITTEE	9
SECURITY OWNERSHIP OF MANAGEMENT	10
PROPOSALS TO BE VOTED ON AT THE MEETING	11
Election of Directors	11
Ratification of Appointment of KPMG LLP as the Independent Auditors of the Company	14
EXECUTIVE COMPENSATION	16
Compensation Discussion and Analysis	16
Summary Compensation Table	26
Grants of Plan-Based Awards	27
Outstanding Equity Awards at Fiscal Year-End	29
Option Exercises and Stock Vested	31
Pension Benefits	31
Non-Qualified Deferred Compensation	32
Loans	32
Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control	33
REPORT OF THE COMPENSATION COMMITTEE	38
OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING	39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	40
STOCKHOLDER PROPOSALS	41
ANNUAL REPORT	41
FORM 10-K	41
KEEP YOUR ADDRESS CURRENT	41
INCORPORATION BY REFERENCE	42
OTHER MATTERS	42

NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 25, 2008

 INTERNET AVAILABILITY OF PROXY MATERIALS

        Under rules recently adopted by the U.S. Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On August 15, 2008, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

        This new process is designed to expedite stockholders' receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email unless you elect otherwise.

        The proxy statement and annual report to stockholders are available on the Internet at www.envisionreports.com/nsm.

 GENERAL INFORMATION

        This proxy statement is provided to you by the Board of Directors of National Semiconductor Corporation, which is asking for your proxy to be used at the annual meeting of stockholders on September 25, 2008, or at any adjournment of the meeting. Our annual report on Form 10-K, which includes our audited financial statements for the fiscal year ended May 25, 2008, is also provided to you as part of our proxy materials. The report also contains details on our operations and other relevant information. As noted above, the Notice of Internet Availability, sent to stockholders on August 15, 2008, contains instructions on how to access our proxy materials, including the proxy statement and annual report.

Proxy Voting Procedures

        You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or against each of our director candidates. You may also vote for or against the proposal to ratify the appointment of KPMG LLP as the independent auditors of the Company or abstain from voting.

        If your shares are held in your name, you have three ways to vote by proxy:

  •
  Via Internet:  go to http://www.envisionreports.com/nsm and follow the instructions.

  •
  By Telephone:  call toll-free 1-800-652-VOTE (8683) and follow the instructions.

  •
  In Writing by Mail:  Complete, sign, date and return your proxy card in the envelope supplied to you with written proxy materials (obtained by following the instructions in the Notice of Internet Availability).

        Your proxy card shows all shares registered in your name. If you hold shares through someone else, such as a stockbroker, you may receive material from the brokerage firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

        If you give us your signed proxy, but do not specify how to vote, we will vote your shares in favor of each of our director candidates and in favor of the proposal to ratify the appointment of KPMG LLP as our independent auditors. If any other matters of which we were not notified by July 13, 2008 are properly raised at the meeting, we will vote your shares as determined in management's discretion. At the time this proxy statement was printed, we were not aware of any other matters to be voted upon.

        Each holder of common stock is entitled to one vote for each share held. In order to be elected, each director must receive a majority of votes cast with respect to that director. If the number of nominees exceeds the number of directors to be elected, the directors are elected by the vote of a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. A majority of the votes present and entitled to vote is necessary for approval of the proposal to ratify the appointment of the independent auditors. For more information on the outstanding capital stock, quorum and voting procedures, see the section in the proxy on Outstanding Capital Stock, Quorum and Voting.

        You may revoke your proxy at any time before it is voted by (1) submitting a new proxy with a later date, including a proxy given via the Internet or by telephone; (2) notifying National's Secretary in writing before the meeting; or (3) voting in person at the meeting.

Solicitation Costs

        We pay the cost of soliciting proxies, including the preparation, printing, assembly and mailing of this proxy statement, the proxy cards and any other information provided to stockholders. Stockholders who own stock through brokers or other intermediaries, and not directly through ownership of stock certificates, are considered beneficial owners. Proxy solicitation materials will be provided to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names. National's directors, officers or employees may solicit proxies in person, by telephone, by fax or electronically. We have paid Georgeson Inc., 199 Water Street, New York, New York, 10028 a basic retainer fee of $8,500, plus reimbursement of expenses, to help solicit proxies from brokers and nominees. We have also paid Computershare Trust Company, N.A., P.O. Box 43078, Providence, R.I. 02940-3078 a fee of $5,000, plus expenses, to help count proxies.

Attending in Person

         IMPORTANT! Only stockholders of record on July 28, 2008 and invited guests may attend the meeting.    If you own your shares directly and are listed as a stockholder of record on July 28, 2008, you will be admitted to the meeting with proof of identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting either a copy of the voting instruction card provided by your nominee or an account statement or other letter from the nominee indicating you were the beneficial owner of the shares on July 28, 2008.

 CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

        Our corporate governance policies, Charters for our standing Board Committees and our Code of Business Conduct and Ethics are available, free of charge, on our website at http://www.national.com/analog/invest. They are also available in print free of charge to any stockholder who requests them. Requests for print copies should be sent to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics, which applies to our non-employee directors and to all our employees, including our chief executive officer, our chief financial officer and our principal accounting officer. Our Code of Business Conduct and Ethics is available, free of charge, on our website at http://www.national.com/analog/invest.

Meetings

        The Board of Directors held eight meetings during the fiscal year ended May 25, 2008 (fiscal 2008). All of the directors attended 75% or more of the meetings of the Board of Directors and the Committees of the Board on which they served during fiscal 2008.

        The non-management directors meet regularly in executive session. The Board has appointed Mr. McCracken to serve as the Lead Independent Director and, in that capacity, he coordinates the activities of non-management directors and presides over the executive sessions of the non-management directors.

        We invite our Board members to and expect them to attend the annual stockholders meeting, it being understood that sometimes a director may have to miss the meeting for a valid reason. All of our directors except two attended our 2007 annual meeting of stockholders.

Director Independence

        New York Stock Exchange rules require a majority of our Board of Directors to be independent of the Company and its management. The Board of Directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances as well as under specific rules established by the New York Stock Exchange. Our Board has affirmatively determined that all of its members are independent under these rules, except for Mr. Halla, who is an employee of the Company. In making these determinations, the Board reviewed organizations with which each director has an affiliation and examined all facts and circumstances that might bear on the materiality of a director's relationship with the Company.

Certain Relationships and Related Party Transactions

        We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In accordance with a written policy on related transactions adopted by the Board of Directors, the Committee considers the following in the course of its review and ratification of a disclosable related party transaction:

  a.
  the nature of the related person's interest in the transaction;

  b.
  the material terms of the transaction;

  c.
  the significance of the transaction to the related person;

  d.
  the significance of the transaction to the Company;

  e.
  whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and

  f.
  any other matters the Committee deems appropriate.

        During fiscal 2008, there were no related party transactions between the Company and our directors, executive officers or their immediate family members.

Board Committees

        We have three standing Board Committees: Audit, Compensation, and Governance. More information on each Committee is presented below:

  •
  Audit Committee

        The Audit Committee assists the Board in its oversight of the integrity of Company's financial systems, including the Company's accounting, auditing, and financial reporting and disclosure processes, internal controls over financial reporting and internal control systems. The Audit Committee meets with management and our independent and internal auditors to consider the adequacy of the Company's internal controls and other financial reporting and disclosure matters. The Audit Committee is directly responsible for the engagement of, including the appointment, compensation, retention and oversight of the work of, the Company's independent auditors, and the independent auditors report directly to the Audit Committee. The Committee discusses with the independent auditors its audit procedures, including the proposed scope of its audit and the audit results and, in connection with determining its independence, reviews the services performed by the independent auditors. Mr. Frankenberg is Chairman of the Audit Committee and the other members are Mr. Arnold, Mr. Danzig and Mr. Dickson. For fiscal 2008, our Board has determined that all members of the Audit Committee satisfy both New York Stock Exchange and SEC standards for independence and are considered to be financially literate, and that Mr. Arnold qualifies as an "audit committee financial expert" under the rules of both the SEC and the New York Stock Exchange. The Audit Committee held eight meetings during fiscal 2008. The Audit Committee's Charter can be found on our website at http://www.national.com/analog/invest.

        We have instituted procedures for employees to submit, anonymously and confidentially, concerns regarding questionable accounting or auditing matters and other legal compliance concerns. These procedures are outlined in our Code of Business Conduct and Ethics, which is available on our website at http://www.national.com/analog/invest.

  •
  Compensation Committee

        The Compensation Committee is responsible for reviewing and evaluating compensation programs and plans, establishing and administering compensation policy and executive pay programs for the executive officers, including setting compensation, base salary, and incentive awards, and administering stock compensation plans. A narrative description of processes and procedures used in the determination of executive compensation can be found in the Compensation Discussion and Analysis. The Compensation Committee is also responsible for recommending amendments to the stock compensation plans and certain other compensation plans and, in some cases, amending these plans. Mr. Appleton is Chairman of the Compensation Committee and the other members are Dr. Maidique and Mr. McCracken. The Board has determined that all members of the Compensation Committee meet the independence standards set by the New York Stock Exchange. The Compensation Committee met four times and acted by written consent three times during fiscal 2008. The Compensation Committee's Charter can be found on our website at http://www.national.com/analog/invest.

  •
  Governance Committee

        The Governance Committee recommends director candidates, reviews corporate governance policies and procedures, reviews non-employee director compensation, reviews the general responsibilities and functions of the Board and oversees the evaluation of the Board. Mr. Danzig is Chairman of the Governance Committee and the other members are Mr. Appleton, Mr. Arnold, Mr. Dickson, Mr. Frankenberg, Dr. Maidique and Mr. McCracken. The Board has determined that all members of the Governance Committee meet the independence standards set by the New York Stock Exchange. This Committee met four times and acted by written consent once during fiscal year 2008. The Governance Committee's Charter is available on our website at http://www.national.com/analog/invest.

Stock Ownership Requirements

        We have stock ownership guidelines for directors to ensure that they have a meaningful economic stake in the Company. The Governance Committee reviews the guidelines regularly. At the end of fiscal 2008, each director was in compliance with the guidelines.

Stockholder Recommendations for Director Candidates

        The Governance Committee will consider director candidates recommended by stockholders of the Company. Any stockholder who wishes to recommend a prospective Board nominee for the Committee to consider can write the Chairman of the Governance Committee, c/o Brian L. Halla, Chairman and CEO, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95052-8090. Recommendations will be referred to the Governance Committee. Any formal nominations of director candidates should be addressed to the Secretary of National Semiconductor Corporation at P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-135, Santa Clara, CA 95052-8090, and must also comply with the applicable provisions of National's By-Laws.

        The Governance Committee evaluates candidates, whether or not recommended by stockholders, with a goal of bringing to the Board the best qualified individuals. Evaluation criteria considered include: education, background and experience; familiarity with National, the semiconductor industry and international business matters; appreciation of the relationship of the Company's business to the changing needs of our society; and willingness to devote the time required to serve on the Board, including attending meetings, reviewing meeting materials in advance and serving all Board functions in a professional manner. One or more of these factors may be given more weight in a particular case and no single factor will be viewed as determinative. The Governance Committee may use professional recruiters to identify candidates and, in addition to evaluating candidates recommended by stockholders, considers recommendations from other Board members, personal contacts and industry sources. The Governance Committee did not use any such recruiters in fiscal 2008.

        Directors who retire from or change positions held outside the Company are required to submit a letter of resignation to the Company that the Governance Committee will review for continued appropriateness of Board membership and make a recommendation to the whole Board as to whether the resignation should be accepted.

Communications with the Board

        Stockholders and interested parties may communicate with the Board, its Committees, and the non-management directors as a group regarding any matter by addressing communications to the Lead Independent Director, c/o Brian L. Halla, Chairman and CEO, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95052-8090. All communications from stockholders should identify the amount and nature of the stockholder's ownership of National stock.

Compensation Committee Interlocks and Insider Participation

        As noted above, the members of the Compensation Committee are Mr. Appleton, Dr. Maidique and Mr. McCracken. We do not have any Compensation Committee interlocks or insider participation we are required to report under SEC rules.

Director Compensation

        We pay directors who are not employees of National an annual fee of $50,000, plus fees of $1,500 for each Committee meeting attended. We pay the Lead Independent Director, the Chairman of the Governance Committee and the Chairman of the Compensation Committee each an additional annual fee of $7,500, while the Chairman of the Audit Committee receives an additional annual fee of $12,500. Directors who are not employees are also reimbursed for actual expenses to attend meetings. The retainer and meeting fees appear in the Director Compensation Table under "Fees Earned or Paid in Cash"; totals in this column include the value of retainer fees that the director elected to take in stock.

        We also pay a portion of director compensation in stock. Under the terms of the stockholder approved Director Stock Plan, each non-employee director receives 12,000 shares of stock when first elected or appointed to the Board and an additional 12,000 shares on the date of each subsequent re-election by the stockholders. Non-employee directors may also elect to take their annual retainer fees in stock. Restrictions on the stock issued in lieu of retainer fees expire six months after issuance. Restrictions on the 12,000 shares issued automatically expire thirty-six months after issuance. During fiscal 2008, a total of 102,092 shares were issued to non-employee directors under the Director Stock Plan. The compensation expense recognized during the 2008 fiscal year associated with the shares issued under the Director Stock Plan is shown in the Director Compensation Table under "Stock Awards". Dividends paid on shares issued under the Director Stock Plan that are still subject to restriction at the time the dividend was paid are shown in the Director Compensation Table under "All Other Compensation".

Director Compensation

        Below is a table showing the compensation received by our non-employee directors during fiscal 2008:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation (4)($)	Total ($)
Steven R. Appleton	$74,000	$383,016	$6,495	$463,511
Gary P. Arnold	71,000	325,440	6,240	402,680
Richard J. Danzig	75,500	325,440	6,240	407,180
John T. Dickson	63,500	274,918	6,240	344,658
Robert J. Frankenberg	80,500	325,440	6,240	412,180
E. Floyd Kvamme	50,000	375,504	6,462	431,966
Modesto A. Maidique	59,000	325,440	6,240	390,680
Edward R. McCracken	71,000	383,016	6,495	460,511

(1)
Includes annual retainer fees, Committee chairmanship fees and meeting fees, as well as cash retainer fees forgone at the election of director in exchange for shares issued under the Director Stock Plan. The dollar amount of cash retainer fees forgone during the fiscal year in exchange for shares under the Director Stock Plan was: Mr. Appleton: $57,491; Mr. Kvamme: $49,990; and Mr. McCracken: $57,491.

(2)
Stock awards represent the compensation expense associated with shares issued under the Director Stock Plan that was recognized for financial statement reporting purposes during the fiscal year. Amounts vary depending on whether the director has elected to take annual retainer fees in stock and whether the director is eligible for retirement treatment under the Director Stock Plan. As of our fiscal year end, all of our directors except Mr. Dickson are eligible for retirement treatment. Restrictions on the stock awards expire between 6 - 36 months after issuance. The total grant date fair value for the shares subject to this expense (which may include shares issued in a prior fiscal year), based on the opening price on the date of issuance was: Mr. Appleton: $383,016; Mr. Arnold: $325,440; Mr. Danzig: $325,440; Mr. Dickson: $938,640; Mr. Frankenberg: $325,440; Mr. Kvamme: $375,504; Dr. Maidique: $325,440; Mr. McCracken: $383,016.

(3)
Aggregate number of shares issued under the Director Stock Plan that are still subject to restriction at the end of fiscal 2008 (includes shares issued in prior fiscal years that are still subject to restriction at fiscal year end): Mr. Appleton: 36,000; Mr. Arnold: 36,000; Mr. Danzig: 36,000; Mr. Dickson: 36,000; Mr. Frankenberg: 36,000; Mr. Kvamme: 36,000; Dr. Maidique: 36,000; Mr. McCracken: 36,000.

Aggregate number of options held by each of the directors at fiscal year end: Mr. Appleton: 30,000; Mr. Arnold: 0; Mr. Danzig: 90,000; Mr. Dickson: 0; Mr. Frankenberg: 130,000; Mr. Kvamme: 110,000; Dr. Maidique: 0; Mr. McCracken: 70,000. We ceased granting options to directors in fiscal 2006.

(4)
This column represents dividends paid on shares issued under the Director Stock Plan, including shares issued in prior fiscal years, that are subject to restriction at the time the dividend was paid during the 2008 fiscal year. Dividends are not factored into the grant date fair valuation of shares issued under the Director Stock Plan. The incremental cost to the Company of perquisites in fiscal 2008 for each of the directors did not exceed $10,000.

Director Retirement and Termination Benefits

        Except as described below, we do not have any director termination or retirement benefits.

        In 1994, the Board adopted a policy providing for a retirement benefit for Board members consisting of the payment of the annual retainer fee (currently $50,000 per year) for a period of one half of the number of years the director served on the Board, with these payments limited to a maximum of twelve years. The policy has been terminated, although we are currently making payments under this policy to three retired directors and one current director (Mr. Arnold) is eligible for benefits under this policy upon his retirement.

        Upon a termination of service as a director by reason of death, disability or retirement, the restrictions on the shares issued to directors under the Director Stock Plan expire provided the director has completed a minimum of six months of service. Directors are eligible for these retirement provisions once they have either completed at least five years of service or have reached the mandatory retirement age of 70.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as persons owning over 10% of our stock, to file reports of ownership and changes in ownership of National stock with the SEC. Copies of these reports must also be provided to us. Based upon our review of the copies of these reports provided to us, and written representations that no other reports were required to be filed, we believe that all reporting requirements under Section 16(a) for executive officers, directors and those stockholders owning over 10% of the common stock were complied with during fiscal year 2008 except for Jamie Samath, Corporate Controller, who was late reporting two transactions: the disposition of 675.69 shares of stock originally acquired under the Employee Stock Purchase Plan and the grant of 23,100 stock options.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors has provided the following report:

        The Audit Committee's primary function is to assist the Board of Directors in its oversight of the integrity of the Company's financial systems, including the Company's accounting, auditing, and financial reporting and disclosure processes, internal controls over financial reporting and internal control systems. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors; oversees the Company's internal audit function and the Company's compliance with legal and regulatory requirements; establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and otherwise discharges Audit Committee functions imposed by regulatory requirements. The Audit Committee specifically approves all audit and non-audit services performed by the independent auditor. The Committee's responsibilities are more fully described in its Charter which is available on the Company's website at http://www.national.com/analog/invest. As required by the Charter, the Committee reviews and assesses the adequacy of its Charter on an annual basis.

        The Audit Committee is composed of four non-employee members, each of whom is independent of the Company, as defined under the New York Stock Exchange listing standards. The Audit Committee also includes at least one independent director who is determined by the Board to have the qualifications of an "audit committee financial expert" in accordance with SEC rules. During fiscal 2008, Mr. Arnold was designated by the Board of Directors as the audit committee financial expert.

        The Audit Committee held eight meetings during fiscal year 2008.

        Management is responsible for the preparation, integrity, objectivity and public reporting of the Company's consolidated financial statements. It also has responsibility for maintaining accounting and financial reporting principles and internal controls and procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the fairness and conformity of those financial statements to generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting. KPMG LLP will also express its own opinion on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee those processes. As required by the Audit Committee Charter, the Audit Committee has:

  •
  reviewed and discussed the audited consolidated financial statements and internal controls over financial reporting with management;

  •
  discussed with KPMG LLP the results of its integrated audit, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, "Communications with Audit Committees";

  •
  received the written disclosures and the letter from KPMG LLP regarding auditor independence required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", as adopted by the PCAOB in Rule 3600T;

  •
  discussed with KPMG LLP the accounting firm's independence from the Company; and

  •
  considered whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining the accounting firm's independence from the Company.

        Based on its review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended May 25, 2008. The Audit Committee has also approved, subject to ratification by the stockholders, the reappointment of KPMG LLP as our independent auditors for fiscal year 2009.

Robert J. Frankenberg—Chairman
Gary P. Arnold	Richard J. Danzig	John T. Dickson

 SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the number of shares of National common stock (our only class of equity securities outstanding) beneficially owned as of July 28, 2008 by each director, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Brian L. Halla	7,133,881	(1)	3.02%
Steven R. Appleton	93,716	(2)	*
Gary P. Arnold	36,000		*
Richard J. Danzig	145,021	(3)	*
John T. Dickson	38,060		*
Robert J. Frankenberg	180,000	(4)	*
E. Floyd Kvamme	324,354	(5)	*
Modesto A. Maidique	48,024		*
Edward R. McCracken	223,193	(6)	*
Donald Macleod	2,956,808	(7)	1.27%
Lewis Chew	1,409,137	(8)	*
Detlev Kunz	628,382	(9)	*
Suneil Parulekar	440,662	(10)	*
All directors and executive officers as a group	14,389,337	(11)	5.94%

*
Less than 1 percent.

(1)
Includes 679 shares owned by a trust of which Mr. Halla is a beneficiary, 100,000 shares owned by Mr. Halla's spouse and 6,661,250 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

(2)
Includes 30,000 shares which Mr. Appleton has the right to acquire within 60 days through the exercise of stock options.

(3)
Includes 90,000 shares which Mr. Danzig has the right to acquire within 60 days through the exercise of stock options.

(4)
Includes 130,000 shares which Mr. Frankenberg has the right to acquire within 60 days through the exercise of stock options.

(5)
Includes 110,000 shares which Mr. Kvamme has the right to acquire within 60 days through the exercise of stock options. Mr. Kvamme is retiring from the Board at the time of the annual meeting.

(6)
Includes 70,000 shares which Mr. McCracken has the right to acquire within 60 days through the exercise of stock options.

(7)
Includes 2,381 shares held by a trust of which Mr. Macleod is a beneficiary and 2,739,583 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

(8)
Includes 505 shares held by a trust of which Mr. Chew is a beneficiary and 1,324,666 shares which Mr. Chew has the right to acquire within 60 days through the exercise of stock options.

(9)
Includes 100 shares held by a trust of which Mr. Kunz is a beneficiary and 594,832 shares which Mr. Kunz has the right to acquire within 60 days through the exercise of stock options.

(10)
Includes 1,042 shares owned by a trust of which Mr. Parulekar is a beneficiary and 407,082 shares which Mr. Parulekar has the right to acquire within 60 days through the exercise of stock options.

(11)
Includes 100,000 shares owned by spouses, 7,875 shares owned by trusts of which the officer and/or director is a beneficiary and 12,795,431 shares which can be acquired within 60 days through the exercise of stock options.

        None of the shares owned by our directors and executive officers are pledged as security for any purpose.

 PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

        Our Board has nominated the following eight director candidates: Brian L. Halla, Steven R. Appleton, Gary P. Arnold, Richard J. Danzig, John T. Dickson, Robert J. Frankenberg, Modesto A. Maidique and Edward R. McCracken. Personal information on each of our director candidates is provided below. All of our nominees currently serve as directors. None of our directors, except Brian L. Halla, CEO of National, are employed by National. All directors are elected for one year terms. Directors cannot stand for reelection after they have reached age 70. E. Floyd Kvamme, who has served on the Board since 1998, is retiring from the Board at the time of the annual meeting. If a director nominee becomes unavailable before the meeting, your proxy authorizes the persons named as proxies to vote for a replacement nominee. We do not expect any nominee to be unable or unwilling to serve as a director.

        The following table provides information about each nominee:

Name	Age*	Principal Occupation and Business Experience	Director Since
Brian L. Halla	61	Mr. Halla is the Chairman of the Board and Chief Executive Officer of National. From 1996 until the beginning of the 2006 fiscal year, he was also President of National. He came to National from LSI Logic Corporation where he was Executive Vice President of LSI Logic Products. He had also held positions at LSI Logic Corporation as Senior Vice President and General Manager, Microprocessor/DSP Products Group and Vice President and General Manager, Microprocessor Products Group. Prior to that, he was with Intel Corporation for 14 years, where his last position was Director of Marketing for Intel's Microcomputer Group. Mr. Halla is a director of Cisco Systems, Inc.	1996
Steven R. Appleton	48	Mr. Appleton is the Chairman of the Board and Chief Executive Officer of Micron Technology, Inc. From 1994 until 2007, he also served as President of Micron. Micron is a leading worldwide provider of semiconductor memory solutions for computer and computer-peripheral manufacturing, consumer electronics, CAD/CAM, office automation, telecommunications, networking, data processing, and graphics display. Mr. Appleton is a director of Micron Technology, Inc.	2001
Gary P. Arnold	66
		Mr. Arnold was Chairman, President and Chief Executive Officer of Analogy, Inc., a supplier of product design and simulation software, from 1993 (appointed Chairman in 1994) until 2000. Prior to that, Mr. Arnold was Vice President and Chief Financial Officer of Tektronix, Inc. and had also served as Vice President, Finance and Chief Financial Officer of National from 1983 to 1990. Mr. Arnold has a CPA certification and a B.S. degree in accounting and is a graduate of the law school at the University of Tennessee. Mr. Arnold is a director of Orchids Paper Products Company, Gulfstream International Group, Inc. and the privately held Fab-Tech Incorporated.	1989

Name	Age*	Principal Occupation and Business Experience	Director Since
Richard J. Danzig	63	Mr. Danzig is a Senior Fellow at the Center for Naval Analyses, a consultant to the U.S. government, a member of the Department of Homeland Security "Net Assessment" Panel on Bioterrorism, a director of the Center for New American Security, a member of the U.S. Military Southern Command Advisory Board, and a Senior Advisor at the Center for Strategic and International Studies. He served as Secretary of the Navy from November 1998 to January 2001 and was Undersecretary of the Navy from November 1993 to May 1997. In between, he was a Traveling Fellow in Asia and Europe for the Center of International Political Economy and an Adjunct Professor at Maxwell's School of Citizenship and Public Affairs. He previously served on our Board from 1987 to 1993 while he was a partner at the law firm of Latham & Watkins. Mr. Danzig is a graduate of Reed College and also has degrees from Yale Law School and from Oxford University, where he was a Rhodes Scholar. Mr. Danzig is a director of Human Genome Sciences, Inc. and the privately held Saffron Hill Ventures.	2001
John T. Dickson	62
		Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a position he held from August 2000 until October 2005. Prior to that, he held positions as the Executive Vice President and Chief Executive Officer of Lucent's Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation's integrated circuit business unit; Chairman and Chief Executive Officer of Shographics, Inc.; and President and Chief Executive Officer of Headland Technology Inc. Mr. Dickson is a director of Mettler-Toledo International Inc., KLA-Tencor Corporation and the privately held Frontier Silicon, Ltd.	2006
Robert J. Frankenberg	61	Mr. Frankenberg is the former Chairman and acting CEO of Kinzan, Inc. and previously held positions as President and CEO of Encanto Networks, Inc. and Chairman, President and Chief Executive Officer of Novell, Inc. He has been a management consultant with NetVentures since 1996. He has a degree in computer engineering from San Jose State University and is a SEP graduate of Stanford University's Graduate School of Business. Mr. Frankenberg is a director of Nuance Communications, Inc. and Secure Computing Corporation.	1999
Modesto A. Maidique	68	Dr. Maidique has been President of Florida International University, a public research university with an enrollment of 38,000 students, since 1986. He has served on the faculties of Stanford University, Harvard University and the Massachusetts Institute of Technology. He was a co-founder of Analog Devices, Inc. and served as Vice President and General Manager of the Linear IC Division at Analog Devices. Dr. Maidique is a director of Carnival Corporation and Carnival PLC.	1993

Name	Age*	Principal Occupation and Business Experience	Director Since
Edward R. McCracken	64	Mr. McCracken retired as Chairman and Chief Executive Officer of Silicon Graphics, Inc. in 1998. Silicon Graphics designs, manufactures and markets visual computer systems used for conceptual design, analysis and simulation. He was previously employed by Hewlett-Packard for 16 years. Mr. McCracken has an MBA from Stanford University.	1995

*
Age at May 25, 2008, the last day of our 2008 fiscal year.

        There are no family relationships between any director or executive officer of the Company.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTING THE NOMINEES LISTED ABOVE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THESE NOMINEES AS DIRECTORS. IN ORDER TO BE ELECTED, EACH DIRECTOR MUST RECEIVE A MAJORITY OF VOTES CAST WITH RESPECT TO THAT DIRECTOR.

As noted above, E. Floyd Kvamme is retiring from the Board at the time of the annual meeting. Information about Mr. Kvamme appears below:

E. Floyd Kvamme	Mr. Kvamme is a partner, emeritus, in Kleiner Perkins Caufield & Byers, a high technology venture capital firm. Mr. Kvamme joined National in 1967 and was serving as President of our former subsidiary, National Advanced Systems Corporation, at the time of his departure from National in 1982. He presently serves as co-chair of the President's Council of Advisors on Science and Technology. Mr. Kvamme has two degrees in electrical engineering. Mr. Kvamme is a director of Harmonic, Inc. and Power Integrations, Inc. Mr. Kvamme has been on the Board since 1998 and has reached the mandatory retirement age of 70.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

        Unless you indicate otherwise, your proxy will be voted FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending May 31, 2009. The Audit Committee has reappointed KPMG LLP as our independent auditors and has recommended that the appointment be ratified by stockholders. KPMG LLP has been our independent auditor since we were incorporated in 1959 and has offices or affiliates in most localities throughout the world where we have operations.

        The Audit Committee meets with KPMG LLP several times a year. At these meetings, the Committee reviews audit and non-audit services performed by KPMG LLP, as well as the fees charged for these services. Among other things, the Committee examines the effect that the performance of non-audit services may have on the independence of the auditors. Additional information concerning the Audit Committee and its activities can be found in sections of this proxy statement titled "Corporate Governance, Board Meetings and Committees" and "Report of the Audit Committee." A copy of the Audit Committee Charter can be found on our website at http://www.national.com/analog/invest.

        A representative of KPMG LLP is expected to attend the meeting and will be available to answer stockholders' questions and have the opportunity to make a statement if he or she wishes to do so.

Fees Paid to KPMG LLP

        The following table sets forth the fees paid or accrued for audit and other services provided by KPMG LLP during the last two fiscal years:

Fee Type	Fiscal 2008	Fiscal 2007
Audit Fees(1)	$3,490,000	$3,445,000
Audit-Related Fees(2)	18,000	18,000
Tax Fees(3)	318,000	201,000
All Other Fees(4)	3,000	3,000

Total Fees	$3,829,000	$3,667,000

(1)
Includes fees billed for each of the last two fiscal years for professional services rendered in connection with the audit of the annual financial statements, audit of internal control over financial reporting, review of financial statements included in the 10-Q filings, and for services provided for statutory and regulatory filings or engagements for those fiscal years.

(2)
Includes fees billed in each of the last two fiscal years for assurance and audit related services.

(3)
Includes fees billed in each of the last two fiscal years for international tax compliance, tax advice, and tax planning.

(4)
Consists of fees in each of the last two fiscal years for the license of tax compliance software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        Under its Charter, the Audit Committee must pre-approve the audit services and permitted non-audit services to be rendered by the independent auditors before they may be engaged to render such services. The Charter allows the Audit Committee to delegate its authority to pre-approve services to the Audit Committee Chairman, who must present any such delegated approvals to the full Committee at the next Committee meeting. In practice, the Audit Committee has delegated this pre-approval authority to be used to approve services (other than the basic audit services) of a non-routine nature that need to commence before the Committee is next able to meet. During fiscal 2008, all audit and permissible non-audit services were approved in accordance with the requirements of the Charter.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2009. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED "FOR" RATIFICATION. A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

 EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Summary

        The Compensation Discussion and Analysis provides an overview of the Company's compensation policies with respect to the compensation paid to each of the executives of National Semiconductor listed in the Summary Compensation Table, which appears on page 26.

        The Compensation Committee determines each element of compensation paid to the CEO and approves all compensation paid to the Company's other executive officers.

        The members of the Compensation Committee are selected by the Board of Directors. The members of the Committee for fiscal 2008 were Messrs. Appleton (Committee chair), Maidique and McCracken. None of the Committee members has any interlocking relationships and each member is independent and qualifies as an "outside" director under Section 162(m) of the Internal Revenue Code.

        The Committee oversees an executive compensation program that attracts and retains talented executives in a cost effective manner. The Compensation Committee considers a wide range of technology companies with which the Company competes for talent, and also considers National's pay-for-performance philosophy. This approach ensures that a significant amount of executives' compensation is "at risk" and earned through superior company performance.

        In determining the compensation to be paid to National's executive officers, the Compensation Committee is guided by the following principles:

  •
  Pay for performance, structuring compensation so that high performing individuals are able to earn total compensation commensurate with Company performance relative to its company peers and with individual executive performance relative to executive peers, respectively;

  •
  Pay competitively, by establishing moderately attractive base salaries and at market benefit plans with opportunities to achieve additional performance driven compensation at or near the 75th percentile for comparable companies for superior performance; and

  •
  Align compensation with stockholders' interests through the use of stock options and performance share units as a significant portion of total compensation.

The executive compensation program consists of the following elements applicable to all executives:

Element	Description or role of element
Base salary	Fixed level of compensation for day-to-day responsibilities and achieving target goals and objectives
Executive Officer Incentive Plan	Annual cash incentive which is earned for achieving predetermined goals and objectives at specified levels
Long-term incentives	Equity awards designed to bridge short and long range goals and objectives and further align executive behavior and shareholder interests by rewarding executives for increases in Company stock price
• Stock options	Each aligns executive behavior with shareholder interests
• Performance share units	Units convert to equivalent number of shares if predetermined performance goals are achieved
Benefits	Except as referenced below, executives participate in company wide benefit programs. Executives may choose to defer a portion of salary and annual incentive bonus under a deferred compensation program
Change-of-control	Provides incentive to executives to facilitate extraordinary opportunities to maximize shareholder value

How compensation determinations are made

        The Committee reviews annually market trends in compensation, including the practices of identified competitors, and the alignment of the compensation program with the Company's strategy. Specifically, for executive officers, the Committee:

  •
  establishes and approves target compensation levels for each executive officer;

  •
  approves individual executive and Company performance measures and goals;

  •
  determines the mix between cash and stock, short-term and long-term incentives and benefits;

  •
  verifies the achievement of previously established performance goals; and

  •
  approves the resulting cash or equity awards to executives.

        In making determinations about total compensation for executives, the Compensation Committee takes into account a number of factors: the competitive market; Company performance; shareholder dilution; the particular executive's role, responsibilities, experience, and performance; Company need; and retention. The Committee also considers other equitable factors such as the role, contribution and performance of an individual executive relative to the executive's Company peers. The Committee does not assign specific weights to these factors, but rather makes a subjective judgment taking all of these factors into account.

        Each year, the Compensation Committee reviews the compensation of the CEO and conducts a performance assessment of the CEO. This assessment is presented to the full Board in executive session and is considered by the Compensation Committee along with market and other factors highlighted above to determine the CEO's compensation.

        Each year, the CEO makes compensation recommendations for all other executives and presents the Committee with his evaluation of the performance, development and potential future role for each executive. In determining an executive's individual performance, the Committee discusses the CEO's assessment and recommendations in addition to their own experience with the executive.

        The Committee also utilizes the services of a compensation consultant, Mercer (US) Inc. ("Mercer"), as discussed more fully below under "Compensation Consultant."

Pay for performance

        The Company's compensation philosophy is to, wherever practicable, link pay to performance and to emphasize performance-based incentives. As a result, the Committee believes executive compensation has been commensurate with Company performance. Since 2005, the Committee has included return on invested capital (ROIC) as a performance metric for performance share units (as described below) granted to executives. During that time, the Company significantly outperformed the S&P 500 median by achieving a ROIC in excess of 20%.

        Total shareholder return is an important measure of long-term success that the Committee also considers when reviewing total executive compensation. At the beginning of fiscal 2008, the Company's three-year total shareholder return was 8%, slightly higher than the peer group's 75th percentile total shareholder return of 6% and significantly higher than the median total shareholder return of -2% . The Committee considered these results in establishing executive compensation for the fiscal year.

Market comparison

        For fiscal 2008, the Compensation Committee evaluated target total compensation for executives against the total compensation paid by competitive companies for like positions at approximately the 75th percentile of the competitive market. The 75th percentile was used as a reference point in making pay determinations. It was not a target or a determinant of actual executive compensation. The Committee believed that the 75th percentile was a relevant reference in light of Company size, complexity, organizational structure, performance and need compared to available information regarding its competitors within and without the semiconductor industry. The Committee will evaluate the continued usefulness of the 75th percentile as a reference point based on Company performance to its peers and may use a different reference point based on Company performance and other market factors.

        The Compensation Committee will also continue to evaluate the usefulness of the 75th percentile as a reference point for specific executive positions and will continue to base individual compensation decisions on the factors identified above. For example, in determining Mr. Macleod's total compensation, the Committee decision was influenced by its desire to position him between the other executives and the CEO, reflecting his role on the senior management team and the importance of Mr. Macleod to the Company.

        The chart below shows the total compensation amounts attributable to the 75th percentile market reference point for each individual executive identified in the Summary Compensation Table as well as that executive's total target compensation established by the Compensation Committee for fiscal year 2008:

Executive	Market 75th Percentile	Fiscal 2008 Target Total Compensation
Mr. Halla	$7,057,000	$7,151,200
Mr. Macleod	3,637,000	4,683,000
Mr. Chew	2,491,000	3,054,300
Mr. Kunz	1,956,000	1,797,650
Mr. Parulekar	1,956,000	1,832,150

        Actual compensation paid to an executive may be more or less than the 75th percentile reference point or the total target compensation established by the Compensation Committee for that executive. For example, aggregate fiscal 2008 total compensation was below both the 75th percentile reference point and target total compensation because incentive payments and performance shares earned were below targeted levels as a result of Company performance goals not being met.

  Market data

        In defining the competitive market, the Committee considers two data sources: a peer group of semiconductor industry companies and published survey data. The Compensation Committee believes the companies identified in this data are appropriate because these companies compete with the Company for talent, face similar challenges in the semiconductor sector, are comparable to National in size, and the scope of responsibilities of the top executives is comparable to Company executives. For fiscal 2008, the peer group consists of the following 15 companies:

  Advanced Micro Devices, Inc
  Altera Corporation
  Analog Devices, Inc
  Atmel Corporation
  Conexant Systems, Inc.
  Cypress Semiconductor Corporation
  Fairchild Semiconductor International, Inc
  Intersil Corporation
  Linear Technology Corporation
  LSI Corporation
  Maxim Integrated Products, Inc.
  Micron Technology Inc.
  Nvidia Corporation
  On Semiconductor Corporation
  Xilinx, Inc.

        The specific surveys used for fiscal 2008 are the Towers Perrin Compensation Data Bank Survey, which includes the TriComp Executive Database (70 companies) as well as the High Tech Database (106 companies), and the Radford Executive Survey. The information derived from the surveys provided the Committee with the ability to compare National to those companies with whom National competes for talent and jobs. While the Committee uses a composite of the peer group and survey data as a reference point for determining market pay levels and trends, the Committee does not set any executive's compensation based solely on the market data.

Pay Mix

        The Committee's pay for performance philosophy requires that the majority of executive's total compensation should be at risk if performance goals are not achieved or the Company's share price does not grow over time. National does not use a formulaic approach to the mix of compensation elements between cash and equity, short-term and long-term, or fixed (salary) and at risk (incentive awards) but in general, the more senior the executive, the more pay should be at risk. The following graphics show that for fiscal 2008, 88% of the CEO's target compensation was at risk while the peer group median was 86%.

        (In these graphics, "STI" refers to the short term incentive and "LTI" refers to the long term incentive.)

National Semiconductor Target Pay Mix: CEO

Peer Group Median Target Pay Mix: CEO

        In addition, the following graphics show that for fiscal 2008, 87% of each of the COO's and CFO's target compensation was at risk while the peer group median was 78%.

National Semiconductor Target Pay Mix: Average of COO and CFO

Peer Group Median Target Pay Mix: Average of COO and CFO

        While National's emphasis on pay at risk is greater than that of its peer group, National has placed greater emphasis on annual incentives rather than long-term incentives when compared to its peers. This reflects a decision by the Committee several years ago that the use of stock in the Company's compensation program should be more effectively managed. The Committee continues to review this emphasis annually.

Base Salary

        The Committee reviews executive salaries annually but does not make adjustments each year. For fiscal 2008 the Committee determined that there would be no base salary increases for executives because existing base salaries were determined to be adequate.

At Risk Compensation for Fiscal 2008

At Risk Compensation Element	Performance Period	Performance Measure
Executive Officer Incentive Plan	One year	Revenue and gross margin (and individual executive goals and objectives)
Stock options	Four-year vesting; six-year term	Value to the executive only if stock price appreciates
Performance share units	Two years	Return on invested capital

      •    Executive Officer Incentive Plan

        The Executive Officer Incentive Plan is an annual cash based incentive plan. Cash incentives are payable if pre-determined Company and individual performance goals are achieved. Each executive's incentive opportunity is set as a percentage of base salary. The Committee reviews these opportunities each year based on market data and the desired pay mix.

        The Committee establishes Company and individual performance metrics for the Executive Officer Incentive Plan at the beginning of each fiscal year. For fiscal 2008, the Compensation Committee determined that the Company performance metrics should be based on total Company revenue and actual Company gross margin and established threshold (below which no payment would be made for the applicable metric), target (at which payment would be made at 100% for the applicable metric) and maximum (at which payment would be made at 200% for the applicable metric) performance metrics. The Committee determined that each of the applicable metrics should be weighted equally in determining overall performance and the incentive plan payout. Performance with respect to the Company metrics determines the size of the incentive pool and performance on individual metrics is then applied to the total pool to determine each individual executive's incentive payout. A table setting forth the incentive plan Company performance metrics is set forth below:

Percentage of Incentive Plan Payout

Fiscal 2008 Performance Metric	50% Threshold	100% Target	200% Maximum
Revenue (billions)	$1.950	$2.075	$2.150
Gross Margin	62.5%	64.4%	66%

        For fiscal 2008, actual performance with respect to total Company revenue was $1.886 (billion), below the threshold for payment under the applicable performance metric, and resulted in 0% payout for the metric. Actual performance with respect to gross margin was 64.4%, at target for payment of the applicable performance metric, and resulted in a 100% payout for the metric. Since the two metrics were equally weighted in determining total payout, a payout of 50% of target was warranted for the Executive Officer Incentive Plan.

        The Committee established the CEO's annual incentive opportunity at 250% of salary and determined the annual incentive based on Company performance to the established Company metrics. For fiscal 2008, the CEO was awarded a bonus of $1,112,500, or 50% of his target opportunity based on the Company's achievement of the performance metrics and the CEO's contribution to the achievement of those objectives.

        Executives have individual objectives which vary depending on position and responsibility. They include both objective and subjective measures of import to their particular area of responsibility and the Company as a whole. At the end of each fiscal year, individual executive performance to established goals and objectives is rated by the CEO and reviewed by the Committee. While the level of achievement of individual executive goals and objectives impact the level of achievement of Company performance metrics and the payout percentage to target for all executives, no single individual executive performance metric materially impacts the incentive payout percentage applicable to such individual executive absent unusual circumstances.

        The chart below shows the actual incentives paid for 2008 compared to target:

Executive	Target EOIP Award	Pool Funding	Individual performance score	Actual EOIP Award for Fiscal 2008
Mr. Halla	$2,225,000	50%	100%	$1,112,500
Mr. Macleod	1,200,000	50%	100%	600,000
Mr. Chew	600,000	50%	100%	300,000
Mr. Kunz	435,500	50%	80%	175,000
Mr. Parulekar	455,000	50%	88%	200,000

      •    Long-term incentives

        The Company uses stock options and performance share units as long-term incentives for executives. The Committee emphasizes performance share units over stock options but may use both. The Committee also does not have a formulaic approach to determining grant levels for the executives but does take into account the factors described above, including the CEO's recommendations, historical grant levels, retention concerns and the impact of the awards on the Company's usage of shares. For fiscal 2008, the Committee determined that the CEO's and the President and COO's equity awards should be entirely in the form of performance share units. The other executives received a combination of options and performance share units.

                Performance share units

        Fiscal 2008 marks the third year that the Company has aligned a portion of its long-term incentives with Company financial performance. Performance share units are paid in Company stock (one unit is equivalent to one share); the number of units earned may vary between 0 and 150% of the target number of shares depending on how well the Company performs against the predetermined goal over the two-year performance period. Performance share unit targets established for the Fiscal 2008-2009 Performance Period are shown in the Grants of Plan-Based Award Table. Actual units earned will depend on the Company's achievement against the predetermined goals.

                                  Performance period fiscal 2007-2008

        The performance share units granted for the two-year performance period fiscal 2007-2008 were tied to sustaining at least a 20% ROIC while achieving earnings per share growth of 10% (threshold), 15% (target) and 20% (outstanding). For purposes of these metrics, ROIC is determined as operating profit after taxes, including stock compensation expenses but excluding extraordinary non-operating one time income or expense items, divided by the average invested capital during the period. The percentage shares earned for performance at each of the threshold, target and outstanding levels are shown in the table below:

Measure	Threshold Level of Achievement	Target Level of Achievement	Outstanding Level of Achievement
Annual earnings per share growth	10%	15%	20%
Percentage of shares earned	50%	100%	150%

While a 20% ROIC was maintained for a fifth year in a row, the threshold earnings per share growth metric was not achieved. Therefore, no performance share units were earned for the fiscal 2007-2008 performance period.

                                  Performance period fiscal 2008-2009

        For fiscal 2008-2009, the Committee determined to use ROIC as the sole performance metric for performance share units. Continuing to use the same definition of ROIC as before, the Committee therefore set the goal for fiscal 2008-2009 as shown in the chart below:

Measure	Threshold Level of Achievement	Target Level of Achievement	Outstanding Level of Achievement
Return on Invested Capital (ROIC)	18%	20%	24%
Percentage of shares earned	50%	100%	150%

                Stock options

        Stock options have long been a core component of the compensation program at the Company for a broad group of employees. The Committee believes that options are an appropriate vehicle to implement the Company's pay for performance philosophy because executives benefit from options only if the Company's stock appreciates. Consistent with the Company's policy to prudently manage the use of its equity, stock options expire six years and one day after the date of grant. Fiscal 2008 grants to the executives are shown in the Grants of Plan Based Awards Table.

Change-of-control benefits

        Other than the change-of-control employment agreements discussed in the section of the proxy on Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control, there are no specific employment agreements with the executive officers, as executive officers serve at the pleasure of the Board.

        The change-of-control employment agreements are designed to ensure that Company stockholders receive full value for the Company in a change-of-control. The benefits and payments that the executive officers may become eligible to receive under the change-of-control agreement are intended to ensure that the management team is able to evaluate objectively whether a potential change-of-control of the Company is in the best interests of the Company and its stockholders and to ensure the continued services of the executive officers through a change-of-control transaction. The change-of-control agreements were originally implemented in 1998. During fiscal 2008, the Committee amended the change-of-control agreements to conform them to the requirements of Section 409A of the Internal Revenue Code. The estimated amounts that may be due under the agreements in the event of a change-of-control are set forth in the section of the proxy relating to Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control.

Other benefits

        Executive officers participate in company-wide employee benefit plans and also receive limited perquisites which are not material. In addition, Mr. Macleod is a participant in a life insurance program and a retiree medical program (which are discussed in the section of the proxy relating to Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control).

Stock ownership guidelines

        National has stock ownership guidelines for executive officers to ensure that they have a meaningful economic stake in the Company. The Committee reviews the guidelines regularly and monitors the executives' progress toward meeting the guidelines. Stock held directly by the officer counts toward the requirements. Unexercised stock options and shares held in the Retirement and Savings Program and Deferred Compensation Plan do not count toward satisfying the guidelines. All of National's executive officers included in the Summary Compensation Table satisfy the stock ownership guidelines. The guidelines and each executive's ownership are shown in the following table:

Executive	Target # of Shares	Actual Shares Owned July 28, 2008
Mr. Halla	200,000	471,952
Mr. Macleod	80,000	214,844
Mr. Chew	20,000	83,966
Mr. Kunz	20,000	33,450
Mr. Parulekar	20,000	32,538

Equity grant practices

        Options are granted to executive officers by the Committee on the date actually approved by the Committee. Performance goals for the performance share units are set at the meeting at which the Committee meets to make its annual compensation determinations. These Committee meetings are scheduled without regard to anticipated earnings or other major announcements by the Company. In fiscal 2008, all option grants to the executives were made on July 17, 2007, the date the Committee met to make its annual compensation decisions. In certain instances the Committee may make grants of equity awards to executive officers at special meetings in connection with promotions or new hires; in fiscal 2008, options were granted to the Company's new general counsel on the date he began employment with the Company in January 2008. The option plans set the option exercise price at the closing price of the stock on the date of grant. The option plans prohibit the repricing of stock options.

"Clawback" policies

        Under the 2007 Employees Equity Plan, the 2005 Executive Officer Equity Plan as amended, the Executive Officer Incentive Plan and Executive Officer Incentive Plan Agreement used to implement the Executive Officer Incentive Plan, the Committee may cancel any outstanding plan award (regardless of whether it is vested or deferred and including any award under those plans held by an executive) and the "clawback" provisions also may require a participant to repay any gain realized through the previous exercise of an award granted under one of these plans in the event of a participant's termination for cause; serious misconduct; or retirement and subsequent participation in any activity in competition with National. The Committee is solely responsible for determining, in good faith, whether a participant has engaged in serious misconduct or engaged in competition with the company. The Committee believes these "clawback" provisions are appropriate in light of the significant value and importance it places on incentive and equity based compensation and its desire to ensure that all recipients of incentive and equity compensation awards abide by National's reasonable standards of conduct and refrain from competitive activity.

Tax deductibility of compensation

        The Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company's CEO or the other executive officers. This limitation does not apply to compensation that meets the requirements of "qualifying performance-based" compensation. Consistent with the emphasis on performance based compensation, the Company's policy is to qualify, to the extent deemed reasonable by the Committee, the compensation of executive officers for deductibility under the tax laws and the Company's incentive and equity plans are designed accordingly.

Compensation Consultant

        The Compensation Committee retains Mercer to assist with executive compensation program design, calibration of the program to National's performance and the competitive market, and monitoring program effectiveness. Mercer attends Committee meetings, reviews compensation data and issues with the Committee and participates in discussions regarding executive compensation issues. During fiscal 2008, Mercer also worked with the Committee on the plan design for the two equity compensation plans submitted to stockholders for approval at the September 2007 stockholders meeting. While the Committee considers input from Mercer, ultimately the Committee's decisions reflect many factors and considerations. Personnel in the Company's human resources department and the Senior Vice President, Human Resources at the direction of the Compensation Committee work with Mercer so that Mercer can develop materials, including competitive market assessments and summaries of current legal and regulatory developments, useful to the Committee in making its determinations and evaluations. Mercer is a subsidiary of Marsh & McLennan Companies, Inc., a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. The Company uses the brokerage services of Marsh, another subsidiary of Marsh & McLennan, for the casualty insurance portion of National's risk management and insurance program. In addition, the Company purchases from Mercer general employee published salary surveys in several countries in Asia at a cost of approximately $20,000.

        During fiscal 2008, Mercer received $56,700 for its services as a consultant to the Committee and Marsh received $265,000 for the brokerage services provided to National. The Committee has reviewed the Marsh brokerage services, as well as the purchase of the published survey data, and has determined that these services do not constitute a conflict of interest or prevent Mercer from being objective in its work for the Committee.

Summary

        We believe that the executive compensation program supports National's business goals and objectives and aligns executive compensation to Company performance.

 Summary Compensation Table

        The following table shows information on compensation paid or accrued by National and our subsidiaries for our chief executive officer, our principal financial officer and the three other most highly compensated executive officers during fiscal 2008 (collectively referred to in these compensation tables as the named executive officers) for the fiscal years ended May 25, 2008 and May 27, 2007:

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Brian L. Halla	2008	$879,735	$2,238,773	$1,839,432	$1,112,500	$—	$14,248	$6,084,688
Chairman and CEO	2007	866,042	5,500,382	5,071,884	556,250	—	14,621	12,009,179
Donald Macleod	2008	593,077	1,657,773	1,040,621	600,000	—	29,464	3,920,935
President & Chief Operating Officer	2007	580,385	3,424,909	2,602,151	300,000	—	28,586	6,936,031
Lewis Chew	2008	400,000	632,318	824,714	300,000	—	13,836	2,170,868
Senior Vice President, Finance and Chief Financial Officer	2007	400,000	1,608,555	1,131,479	150,000	—	13,904	3,303,938
Detlev Kunz	2008	335,004	290,500	964,028	175,000	81,042	13,781	1,859,355
Senior Vice President, Power Management Products Group	2007	335,004	933,836	1,283,293	135,000	35,365	13,822	2,736,320
Suneil Parulekar	2008	345,971	290,500	888,250	200,000	—	12,749	1,737,470
Senior Vice President, Signal Path Products Group	2007	336,548	933,836	1,168,081	135,000	—	12,557	2,586,022

(1)
This column represents the dollar amount of compensation expense recognized for financial statement reporting purposes in accordance with SFAS 123R in the applicable fiscal year for the fair value of performance share units granted in that fiscal year, as well as prior fiscal years. The performance share units are subject to performance conditions, as described in the Compensation Discussion and Analysis. Performance conditions do not reduce the grant date fair value under SFAS 123R. The amounts for fiscal 2008 include reversal of expense recognized in prior years because the performance share unit metrics were not achieved for the fiscal 2007-2008 performance period. Since the amounts in this column reflect the Company's accounting expense for the performance share units, they do not correspond to the actual value which will be recognized by the officer, which depends solely on the achievement of specified performance objectives over the performance period. The grant date fair value of performance share units used to value the performance share units is the market price of the stock on the date of grant.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R for the fair value of stock options granted, in the applicable fiscal year as well as prior fiscal years, to each of the named executives. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. For additional information on the valuation assumptions used for the option grants, refer to note 1 of the financial statements in our Form 10-K for the fiscal year ended May 25, 2008 as filed with the SEC. See the Grants of Plans-Based Awards Table for specific information on options granted in fiscal 2008. Since these amounts reflect the Company's accounting expense for these stock option awards, they do not correspond to the actual value that will be recognized by the named executives.

(3)
The column represents incentives earned under the Executive Officer Incentive Plan.

(4)
This column represents the aggregate change in the actuarial present value for the defined benefit pension plan made available to Mr. Kunz in connection with his prior service with our German subsidiary. Amounts are based on the exchange rate used by the Company as of the applicable financial statement reporting dates. We do not have above market or preferential earnings on our non-qualified deferred compensation plan made available to our executive officers and other highly compensated employees.

(5)
Consists of the following:

(a)
Contributions and allocations to defined contribution retirement plans

	2008	2007
Mr. Halla	$13,500	$13,500
Mr. Macleod	13,500	13,300
Mr. Chew	13,500	13,400
Mr. Kunz	13,500	13,400
Mr. Parulekar	12,455	12,116
  (b)
  Value of life insurance premiums for term and whole life insurance

	2008	2007
Mr. Halla	$748	$1,121
Mr. Macleod	15,964	15,286
Mr. Chew	336	504
Mr. Kunz	281	422
Mr. Parulekar	294	441

        Mr. Macleod has a whole life policy made available to executive officers under a grandfathered program; the other officers have term life insurance made available on the same terms as offered salaried employees.

        The incremental cost to the Company of perquisites in both fiscal 2008 and fiscal 2007 for each of the executive officers named in the table did not exceed $10,000.

Grants of Plan-Based Awards

        The following table shows information concerning plan based awards in fiscal 2008 to the named executive officers:

								All other Option Awards: Number of Securities Underlying Options(3) (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Grant Date Fair Value of Stock and Option Awards(5) ($)
									Exercise or Base Price of Option Awards(4) ($/sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian L. Halla	7/17/07	$556,250	$2,225,000	$4,450,000				—	$—	$—
	7/17/07				70,000	140,000	210,000			4,036,200
Donald Macleod	7/17/07	300,000	1,200,000	2,400,000				—	—	—
	7/17/07				50,000	100,000	150,000			2,883,000
Lewis Chew	7/17/07	150,000	600,000	1,200,000				100,000	28.83	901,100
	7/17/07				20,000	40,000	60,000			1,153,200
Detlev Kunz	7/17/07	108,875	435,500	871,000				50,000	28.83	450,550
	7/17/07				10,000	20,000	30,000			576,600
Suneil Parulekar	7/17/07	113,750	455,000	910,000				50,000	28.83	450,550
	7/17/07				10,000	20,000	30,000			576,600

(1)
Represents target awards set in fiscal 2008 under the Executive Officer Incentive Plan. Target awards are specifically set based on assigned incentive levels, assuming 100% achievement of goals. Under the performance metrics set for fiscal 2008, threshold represents goal achievement at the minimum performance level (25%) and maximum represents goal achievement at the maximum performance level (200%). The actual incentives paid for performance in fiscal 2008 are shown in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation".

(2)
Represents target levels set in fiscal 2008 for performance share units under the 2005 Executive Officer Equity Plan. Target levels are set based on 100% achievement of goals. Threshold represents goal achievement at the minimum performance level (50%) at which awards can be paid and maximum represents goal achievement at the maximum performance (150%) level at which awards can be paid under this plan. There is a two year performance cycle for the performance share units.

(3)
Options granted in fiscal 2008 were granted under the 2005 Executive Officer Equity Plan.

(4)
As required by the terms of the plans under which the options were granted, the exercise price is the closing price of the common stock on the date of grant.

(5)
For stock awards, represents the aggregate grant date fair value for the target number of performance share units set for each executive officer during the fiscal year. The grant date fair value used in fiscal 2008 to determine expense associated with the performance share units is the product of the number of target units set and the closing price of the stock on the date the targets were set. The actual value that the executive officer will receive depends on performance achieved during the performance cycle. For option awards, represents the aggregate grant date fair value, using the Black-Scholes option pricing model. The valuation model and assumptions are the same as we use for financial statement reporting purposes. The assumptions used to value these specific options are: risk-free rate of return of 4.931%, dividend yield of 0.526%, term of 4.06 years and volatility factor of 31.80%. For additional information on valuation assumptions used for financial statement reporting purposes, refer to note 1 of the financial statements in our Form 10-K for the fiscal year ended May 25, 2008 as filed with the SEC. The actual value that the executive officer will receive from stock option grants will depend on the future performance of the stock and the price of the stock at the time of exercise.

 Outstanding Equity Awards at Fiscal Year-End

        The following table shows information concerning the equity awards held by the named executive officers that were outstanding as of the end of the 2008 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Brian L. Halla	200,000	0	$11.50	6/23/09	(5)	140,000	$2,872,800
	800,000	0	11.625	7/15/09	(6)
	200,000	0	19.15	1/27/10	(6)
	800,000	0	29.9375	4/19/10	(5)
	479,166	20,834	19.10	7/13/10	(6)
	1,200,000	0	12.975	4/17/11	(5)
	1,600,000	0	17.10	4/16/12	(5)
	68,750	81,250	23.01	7/18/12	(6)
	400,000	0	8.025	8/6/12	(5)
	400,000	0	6.30	10/17/12	(5)
	240,000	0	6.545	2/11/13	(5)
	240,000	0	8.375	4/15/13	(5)
Donald Macleod	300,000	0	11.625	7/15/09	(6)	100,000	2,052,000
	120,000	0	19.15	1/27/10	(6)
	400,000	0	29.9375	4/19/10	(5)
	191,666	8,334	19.10	7/13/10	(6)
	600,000	0	12.975	4/17/11	(5)
	75,000	25,000	19.74	5/9/11	(6)
	100,000	0	13.05	1/23/12	(5)
	700,000	0	17.10	4/16/12	(5)
	41,250	48,750	23.01	7/18/12	(6)
	43,750	0	8.025	8/6/12	(5)
	43,750	0	6.30	10/17/12	(5)
	50,000	0	6.545	2/11/13	(5)
	50,000	0	8.375	4/15/13	(5)
Lewis Chew	10,000	0	6.375	4/29/09	(5)	40,000	820,800
	180,000	0	11.625	7/15/09	(6)
	80,000	0	19.15	1/27/10	(6)
	60,000	0	29.9375	4/19/10	(5)
	119,791	5,209	19.10	7/13/10	(6)

 Outstanding Equity Awards at Fiscal Year-End (continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Lewis Chew	100,000	0	$12.975	4/17/11	(5)
	100,000	0	13.875	6/19/11	(5)
	60,000	0	13.05	1/23/12	(5)
	360,000	0	17.10	4/16/12	(5)
	27,500	32,500	23.01	7/18/12	(6)
	90,000	0	8.025	8/6/12	(5)
	38,000	0	6.30	10/17/12	(5)
	60,000	0	6.545	2/11/13	(5)
	80,000	0	8.375	4/15/13	(5)
	0	100,000	28.83	7/17/13	(6)
Detlev Kunz	11,250	0	11.625	7/15/09	(6)	20,000	$410,400
	20,000	0	26.0625	1/19/10	(5)
	50,000	0	19.15	1/27/10	(6)
	24,000	0	29.9375	4/19/10	(5)
	119,791	5,209	19.10	7/13/10	(6)
	14,166	5,834	24.52	7/19/11	(6)
	225,000	0	17.10	4/16/12	(5)
	18,333	21,667	23.01	7/18/12	(6)
	18,750	0	8.025	8/6/12	(5)
	18,750	0	6.30	10/17/12	(5)
	20,000	0	6.545	2/11/13	(5)
	30,000	0	8.375	4/15/13	(5)
	0	50,000	28.83	7/17/13	(6)
Suneil Parulekar	160,000	0	11.625	7/15/09	(6)	20,000	410,400
	80,000	0	19.15	1/27/10	(6)
	40,000	0	29.9375	4/19/10	(5)
	71,875	3,125	19.10	7/13/10	(6)
	14,166	5,834	24.52	7/19/11	(6)
	18,333	21,667	23.01	7/18/12	(6)
	0	50,000	28.83	7/17/13	(6)

(1)
All options that were exercisable at fiscal year end were vested at fiscal year end.

(2)
Options unexercisable at fiscal year end vest in increments. See notes (5) and (6) in the "Option Expiration Date" column for vesting detail.

(3)
Based on performance share units for which performance period was still in process at the end of the 2008 fiscal year. The target number of shares of stock that can be awarded if target performance levels are achieved is shown; there were no shares awarded for the performance period that was completed at the end of fiscal 2008. Results for one performance period are not necessarily determinative of results for future performance periods.

(4)
Based on closing price of common stock at 2008 fiscal year end ($20.52).

(5)
Twenty-five percent of the shares subject to each option grant vest one year after the date of grant, and the remainder vest twenty-five percent annually on the next three anniversaries of the grant date. These options expire ten years and one day after the date of grant.

(6)
Twenty-five percent of the shares subject to each option grant vest one year after the date of grant, and the remainder vest monthly in equal installments over the following thirty-six months. These options expire six years and one day after the date of grant.

 Option Exercises and Stock Vested

        The following table shows information on options exercised during fiscal 2008 by the named executive officers; no shares were awarded in payment of performance share units for the performance cycle that was completed in fiscal 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting (#)(3)
Brian Halla	—	$—	—	$—
Donald Macleod	150,000	1,897,925	—	—
Lewis Chew	52,000	1,051,574	—	—
Detlev Kunz	—	—	—	—
Suneil Parulekar	500,000	8,269,676	—	—

(1)
Represents the market value of the underlying shares on the date of exercise less the exercise price.

(2)
The minimum threshold performance for payment of award upon the completion of the FY07-08 performance period for performance share units was not achieved and, as a result, no shares were awarded. Performance goals and target awards for the FY07-08 performance period were set in fiscal 2007.

Pension Benefits

        The following table presents information on the pension benefits made available to one of our named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year
Detlev Kunz(1)	Pension Scheme of National Semiconductor GmbH	20	$813,414	0

(1)
Mr. Kunz is a participant in the Pension Scheme of National Semiconductor GmbH offered by our German subsidiary which was Mr. Kunz's employer for 20 years. None of the other named executive officers participates in a defined benefit pension plan.

(2)
Includes credit only for years of service with our German subsidiary.

(3)
Represents the actuarial present value of the accumulated benefit in U.S. dollars, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the last completed fiscal year. For information on the assumptions used in quantifying the present value of the accumulated benefit, see the information in note 11 to the financial statements in our 2008 Form 10-K as filed with the SEC.

        In accordance with local requirements and employment practices, we maintain defined benefit pension plans at certain of our international locations, one of which is Germany. Mr. Kunz was employed by our German subsidiary for twenty years until he became Senior Vice President and General Manager, Worldwide Marketing and Sales in July 2001. (He now serves as Senior Vice President of the Power Management Products Group.) Under the pension scheme of National Semiconductor GmbH (our German subsidiary), Mr. Kunz is entitled to receive an estimated annual benefit upon retirement at or after the age of 65. The formula for determining the pension benefit is the sum of 0.5% of salary up to the amount valid for calculations for the German state pension scheme and 1.5% of salary above this limit times the number of years of service. Mr. Kunz ceased to accrue credits for service or compensation upon his transfer to the United States and the pension benefit is based solely on his service to and compensation from our German subsidiary.

Non-Qualified Deferred Compensation(1)

        The following table presents information on our Deferred Compensation Plan, which is our non-qualified plan of deferred compensation.

Name	Executive Contributions In Last FY ($)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brian L. Halla	$0	0	$(308,203)	0	$4,540,592
Donald Macleod	177,923	0	(18,273)	0	1,625,630
Lewis Chew	59,333	0	(9,338)	0	411,165
Detlev Kunz	34,751	0	10,175	0	264,199
Suneil Parulekar	218,388	0	10,535	0	1,267,109

(1)
We maintain a Deferred Compensation Plan ("DCP") for executive officers and other employees considered "highly compensated" under IRS regulations. Executive officers may defer to the DCP up to 50% of salary payments and 100% of the compensation paid under the Executive Officer Incentive Plan. DCP assets are maintained in a "rabbi trust" and the participant selects the investment options for the participant's account. The investment options are the same investment options made available to participants in our 401(k) plan. Participants may change their investment options on a daily basis. Since the participant is responsible for selecting investment options, earnings include losses as well as gains and the actual earnings will depend on the investment options and mix chosen by the participant. At the time deferral elections are made, participants choose when they wish to receive payouts of their deferrals and whether they wish to receive them in a lump sum or in annual installments of up to ten years. As a result, payouts are not limited to termination of employment. Once made, we do not allow changes in payout elections except in limited circumstances.

(2)
Executive contributions reported as compensation for fiscal 2008 in the Summary Compensation Table:

	Salary	Non-Equity Incentive Plan Compensation
Mr. Halla	$0	$0
Mr. Macleod	177,923	0
Mr. Chew	59,333	0
Mr. Kunz	34,751	0
Mr. Parulekar	138,388	80,000
(3)
Earnings (and losses) are not included in the Summary Compensation Table, as earnings are based on investment returns achieved by the investment elections made by the officer and are not above-market.

Loans

        None of the named executive officers have loans from us.

Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control

        Except for the change-of-control employment agreements described below, we do not have specific employment agreements with our named executive officers. Following is information on benefits made available to our named executive officers upon termination of employment, including termination of employment in the event of a change-of-control. Excluded from this discussion is information on benefits and arrangements that do not discriminate in scope and terms of operation in favor of our named executive officers and that are available generally to all salaried employees.

•    Usual Benefits Upon Termination for any Reason

        When employment of a named executive officer is terminated in a situation that does not involve a change-of-control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination. Any other benefits, including perquisites, would be subject to specific negotiation between National and the executive officer at the time of termination. Following is information on the additional benefits available to executive officers upon any type of termination:

  Deferred Compensation Plan (DCP) Accounts

        As noted in the Table on Non-Qualified Deferred Compensation, the DCP is our non tax qualified defined contribution plan which allows officers and other employees defined as "highly compensated" by the IRS to defer salary and incentive payments. The total amount of the DCP account at the time of termination will be dependent on the performance of the investments, as well as the amounts of salary and incentive payments that the participant has deferred. The DCP also contains amounts previously contributed by National to the profit sharing plan that were in excess of IRS limitations for tax qualified plans. Like all other DCP participants, at the time of termination, the named executive officer will begin receiving payments of the officer's DCP account balance. At the time a participant makes an election to defer salary and/or incentive payment to the DCP, the participant chooses whether to take the deferral in a lump sum or in equal annual installments of up to ten years, so the timing of the actual payout of the DCP account will depend on the selections the participant has previously made. If the named executive officers had terminated at the end of fiscal 2008 and each had elected to receive the entire DCP account balances upon termination, they would have been entitled to receive the following amounts: Mr. Halla: $4,540,592; Mr. Macleod: $1,625,630; Mr. Chew: $411,165; Mr. Kunz: $264,199; and Mr. Parulekar: $1,267,109. As a result of Internal Revenue Code requirements, payments of the DCP accounts to the named executive officers cannot begin until six months after employment has ended.

  Other Benefits

        Under a preferred life insurance program previously made available to executive officers under a grandfathered program, Mr. Macleod has a whole life insurance policy for which National pays part of the premium. Upon termination for any reason, National will no longer pay any part of the premium but Mr. Macleod will be able to maintain coverage at his own expense.

•    Benefits Upon Termination by Reason of Retirement

        We have the following additional benefits that are available if employment is terminated by reason of retirement:

  Stock Options

        If any employee (including an executive officer) who has been granted stock options terminates employment because of retirement, the options granted to the employee will continue to vest and the employee will have up to five years after termination to exercise the option. For these purposes, we define retirement as:

  •
  Having reached age of sixty-five; or

  •
  Having reached age fifty-five and the sum of the employee's age plus years of service equals at least sixty-five.

        The employee is also required to certify that the employee does not intend to engage in a full time vocation. If the employee subsequently becomes employed by a competitor of National, the option will immediately terminate.

        In order to be eligible for retirement treatment of the option grant, the employee has to have been employed by National for at least six months after the option was granted. The option will expire upon the earlier of five years from the retirement date or the original option expiration date. At the end of fiscal 2008, Messrs. Halla, Macleod, Kunz and Parulekar would have been eligible for retirement treatment for their options by reason of their combined age and service years. Information on options vested at fiscal year end that these officers could exercise in the five year retirement period (assuming exercise prior to expiration of the option) is shown in the Table on Outstanding Equity Awards at Fiscal Year End. If each of these named executive officers had retired at the end of fiscal 2008, complied with all the retirement conditions, exercised the options under the retirement provisions and sold the underlying stock at $20.52, the closing price of the stock at our fiscal year end, the net amount that each officer would receive after the five year period for the additional options that would vest over the five year period would be: Mr. Halla: $29,584; Mr. Macleod: $31,334; Mr. Kunz: $7,397; Mr. Parulekar: $4,438. The actual amount that would be received over the five year period will depend on the price of the stock on the date of exercise.

  Performance Share Units

        We have set target awards of performance share units for the named executive officers. The performance period is two years. If the executive officer retires during a performance period, the officer is entitled to receive an award reflecting his performance and actual period of full time employment during the performance period. Retirement for these purposes is defined the same as it is for stock options. However, since performance cannot be measured until the performance period is completed, the award would not be paid until that time. If a retired executive officer who has received the payout of a performance share unit award subsequently becomes employed by or provides services to a competitor, the executive officer must repay the award amount to National. Using the performance share unit targets set in fiscal 2008 for the performance period that is still in progress and assuming performance is at the target level and the named executive officer retired at the end of fiscal 2008 halfway through the performance period, the value of the shares that would be awarded to the retired executive officers (using the closing price of the stock at the 2008 fiscal year end) would be: Mr. Halla: $1,436,400; Mr. Macleod: $1,026,000; Mr. Kunz: $205,200; Mr. Parulekar: $205,200. Mr. Chew is not eligible for retirement treatment for his performance share units.

  Incentive Payment

        Under the terms of the Executive Officer Incentive Plan, executive officers who retire during a fiscal year are entitled to a proportionate payment of their incentive payment earned based on performance during the fiscal year. If the executive officer retires after the fiscal year ends but before the incentive payment amounts are approved by the Compensation Committee, the officer will receive the payment of the full incentive based on the officer's performance as determined by the Committee. These same retirement terms apply under our Employee Variable Pay Plan which is made available to key employees who are not executive officers. Retirement for these purposes is defined as it is for stock options and performance share units. The incentive payments actually made for fiscal 2008 are shown in the Summary Compensation Table. If any of the executive officers had retired before the end of fiscal 2008, the incentive payment would have been prorated to reflect the period of employment during the fiscal year.

  Medical Benefits

        Under a program previously made available to executive officers under a grandfathered program, Mr. Macleod is eligible to receive medical and dental coverage upon retirement from National. Retirement for these purposes is defined the same way as it is defined for stock options and performance share units. He will be required to pay the same amount that employees are charged for the coverage and the medical and dental benefits will be the same as those provided to employees. None of the other named executive officers is eligible to receive medical and dental benefits upon retirement and we do not offer retirement medical or dental coverage to our general employee population. If Mr. Macleod had retired at the end of fiscal 2008, the amount we estimate we would pay for the coverage for the first year of his retirement is $43,516. This is based on Mr. Macleod's age, the age of his spouse, and the rates paid by National for similar retired officers during fiscal 2008.

  Defined Benefit Pension Plan

        Mr. Kunz is eligible to receive a pension payment upon his retirement. The pension benefit is from a defined benefit plan maintained by our German subsidiary which was Mr. Kunz's employer before he transferred to the United States. For more information on the amounts Mr. Kunz would receive for the pension benefit, see the information provided in the Table on Pension Benefits. None of our other named executive officers is eligible to receive such a pension benefit.

•    Benefits Upon Termination by Disability or Death

        In cases of termination of employment by disability or death, we have essentially the same treatment for stock options, incentive payments and performance share units as is available upon retirement. We have an executive long term disability program which is paid for by the executive officer. If the employment of any of our named executive officers had been terminated at the end of fiscal 2008 by reason of disability, they each would have received the following monthly disability benefit: Mr. Halla: $20,000; Mr. Macleod: $20,000; Mr. Chew: $0; Mr. Kunz: $16,750; Mr. Parulekar: $17,500. The duration of the monthly disability benefit will depend on the age of the named executive officer at the time the benefit began to be paid. Except for the life insurance benefit described below offered to Mr. Macleod, life insurance benefits payable upon termination of employment by death and other disability benefits paid upon termination of employment by reason of disability are offered under the same plans available to salaried employees and these plans do not discriminate in favor of the executive officers. Under the preferred life insurance program previously made available to executive officers under a grandfathered program, Mr. Macleod has an individually owned life insurance policy for which Mr. Macleod and the Company each pay a portion of the cost. Under this life insurance policy, if Mr. Macleod's employment had terminated by reason of death at the end of fiscal 2008, the life insurance benefit paid would have been $1,550,000.

•    Change-of-Control

        We currently have change-of-control employment agreements with each of the named executive officers. The agreements provide for continued employment of the officer for a period of three years in the event of a change-of-control of National. A change-of-control is defined as:

  •
  the acquisition by a third party of more than 20% of National's outstanding stock;

  •
  the composition of the majority of the Board changes (without the approval of the existing Board);

  •
  a reorganization, merger, consolidation or sale of substantially all the Company's assets (subject to certain limitations); or

  •
  a complete liquidation or dissolution of the Company approved by the stockholders of the Company.

        The agreement requires National to employ the officer for three years following the change-of-control. The employment terms and compensation during the three year employment period must be the same as prior to the change-of-control. If, during the three year period after the change-of-control, the officer's employment is terminated for reasons other than cause, death or disability or if the officer terminates employment for good reason (as defined in the change-of-control agreement), the officer will receive a lump sum cash payment consisting of:

  •
  Base salary not yet paid through the date of termination;

  •
  A bonus based on the higher of the officer's most recent annual bonus or the bonus for the prior fiscal year, (in either case, the bonus has to be at least as great as the largest bonus paid in the three year period prior to the change-of-control), pro-rated to reflect the actual period of employment during the fiscal year in which termination occurs. This bonus is referred to as the "highest annual bonus";

  •
  The product of 2.99 times the sum of the officer's annual base salary and the highest annual bonus;

  •
  Any unpaid deferred compensation and vacation pay.

        In addition, the officer will receive outplacement services, benefits otherwise available under any other plan (such as our Retirement and Savings Program), and continued health and welfare benefits for the officer and his dependents for a period of three years. The officer is also entitled to receive a gross-up amount to compensate the officer for any golden parachute excise taxes imposed by the Internal Revenue Code. (There is an exception when the payments under the agreement are less than 110% of the applicable payment limit for purposes of calculating the excise tax; in such case, the officer's payments are reduced so the limit is not exceeded and, as a result, there is no golden parachute excise tax.) The officer may make an independent election to terminate employment one year after the change-of-control.

        During fiscal 2008, National revised the change-of-control employment agreements to address changes made to the Internal Revenue Code in 2004. If there had been a change-of-control at the end of fiscal 2008, and each officer terminated employment under the change-of-control agreement at the end of fiscal 2008, the amounts we estimate that would have ultimately been paid to the named executive officers are set forth in the table below.

        For purposes of estimating the value of payments that may be subject to excise tax on golden parachutes, we have estimated that the outplacement services provided for under the change-of-control agreement would cost $16,000 per officer. In addition, we estimate our cost to fund the 401(k) plan match in our Retirement and Savings Program and to provide health and welfare benefits for three years for each of the named executive officers, assuming the maximum 401(k) plan match for each officer and taking into account the current benefit elections made by each officer, as follows: Mr. Halla: $130,650; Mr. Macleod: $151,436; Mr. Chew: $82,091; Mr. Kunz: $96,101; Mr. Parulekar: $113,333. We have not included these amounts in the chart as payments due the officer, since these amounts represent our estimated costs to continue the 401(k) plan match and to provide the health and welfare benefits and are not payments the officer will actually receive.

Estimated Amounts Due Under Change-of-Control Agreements

	Payments Officer Entitled to Regardless of Change-of-Control Agreement			Additional Payments due under Change-of-Control Agreement
Name	Salary not yet paid	DCP Account Balance(1)	Accrued Vacation	Change-of- Control Bonus	Severance Payment 2.99 × (salary plus highest annual bonus)		Estimated IRS Gross-Up Amount(2)	Total
Brian L. Halla	$0	$4,540,592	$89,933	$5,340,000	$18,627,700		$0	$28,598,225
Donald Macleod	0	1,625,630	41,201	3,000,000	10,764,000		0	15,430,831
Lewis Chew	0	411,165	29,252	1,200,000	4,266,208	(3)	0	5,906,625
Detlev Kunz	0	264,199	30,891	850,000	3,543,150		0	4,688,240
Suneil Parulekar	0	1,267,109	11,416	800,000	3,438,500		0	5,517,025

(1)
The DCP account represents salary and bonus previously deferred by the officer plus earnings based on the performance of investment options offered by the DCP and selected by the officer. DCP amounts cannot be paid until at least six months after termination of employment. Timing of payments will depend on elections made by the officer at the time of deferral.

(2)
For calculating the IRS gross-up amounts, we take into account the officer's earnings from the Company for the prior five years. We include the change-of-control bonus (to the extent it exceeds the actual incentive bonus earned in the fiscal year), the severance payment, valuations of unvested stock options that become vested upon a change-of-control (using the fiscal 2008 year end closing stock price), valuations of performance share units that become vested upon a change-of-control (again using the fiscal 2008 year end closing stock price), our estimated cost to provide a 401(k) plan match and health and welfare benefits for three years, and our estimated cost to provide out-placement services. Whether the officer will receive a gross-up amount will depend primarily on the officer's earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred to the DCP.

(3)
The total of the payments due Mr. Chew under the agreement did not exceed the applicable limit for purposes of calculating the golden parachute excise tax by more than 110% and, as a result, the severance payment has been reduced to ensure total payments do not exceed the limit and trigger the excise tax.

        In addition to the specific change-of-control agreements, the plans under which we award stock options and performance share units also provide that, in the event of a change-of-control, all stock options outstanding as of the date the change-of-control occurs are accelerated and become fully vested and the performance conditions imposed during the performance period for the performance share units shall lapse, making the participant eligible to receive the number of shares of stock equivalent to the target number of performance share units set for any performance period then in process.

        In the table below, we have set forth the value of the unvested options that would become exercisable upon the change-of-control, as well as the value of shares of stock the officer would receive in payment for the performance share units for the performance period in progress upon the change-of-control.

Name	In-the-money Amount of Options Accelerated Upon Change-of-Control(1)	Value of Shares Received for Performance Share Units Vested Upon Change-of-Control(2)
Brian L. Halla	$29,584	$2,872,800
Donald Macleod	31,334	2,052,000
Lewis Chew	7,397	820,800
Detlev Kunz	7,397	410,400
Suneil Parulekar	4,438	410,400

(1)
Represents difference between $20.52, the market closing price at fiscal year end, and the exercise price of all options accelerated upon change-of-control.

(2)
Represents value at 2008 fiscal year end, based on the market closing price at fiscal year end, of shares that would be received in payment of performance share units for performance period still in progress at the end of the 2008 fiscal year, the vesting of which would be accelerated upon a change-of-control.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors has provided the following report:

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, the Company's Annual Report on Form 10-K for the fiscal year ended May 25, 2008.

Steven R. Appleton—Chairman
Modesto A. Maidique	Edward R. McCracken

        Notwithstanding anything to the contrary stated in anything we have previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this proxy statement), the Report of the Compensation Committee and the Report of the Audit Committee shall not be incorporated by reference into such filings; nor shall the reports be incorporated by reference into future filings.

 OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING

        Our common stock is our only class of voting capital stock, and it is traded on the New York Stock Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on July 28, 2008. At the close of business on that date, we had issued and outstanding 229,372,769 shares of common stock and the closing price of the common stock as reported by the New York Stock Exchange was $20.41.

        Each holder of common stock is entitled to one vote for each share held. The holders of a majority of the issued and outstanding shares of the common stock have to be present, in person or by proxy, to constitute a quorum at the 2008 annual meeting of stockholders. Shares that are voted "FOR," "AGAINST," or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes count for determining a quorum. As provided by our By-Laws, for the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of votes cast with respect to that director. If the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. Shares not present at the meeting and shares voting "abstain" have no effect on the election of directors. For the proposal to ratify the appointment of KPMG LLP as the independent auditors of the Company, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes on a proposal (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal. Banks and brokers that have not received voting instructions from their clients may vote their clients' shares on the election of directors and the proposal ratifying the independent auditors.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table shows the beneficial ownership of more than 5% of National's outstanding common stock as of July 28, 2008 as reported to the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Relational Investors, LLC	33,587,017	(1)	14.64%
Ralph V. Whitworth David H. Batchelder 12400 High Bluff Drive, Suite 600 San Diego, CA 92130
FMR LLC.	30,236,626	(2)	13.18%
82 Devonshire Street Boston, MA 02109
Harris Associates L.P	14,164,718	(3)	6.18%
Harris Associates Inc. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790

(1)
Includes 33,587,017 shares of which Ralph V. Whitworth, David H. Batchelder and Relational Investors, LLC (RILLC) have sole voting and dispositive power. The information concerning shares owned is from a Schedule 13-D dated June 25, 2008 filed by RILLC and Ralph V. Whitworth and David H. Batchelder as principals of RILLC on behalf of RILLC, Messrs. Whitworth and Batchelder, and partnerships of which RILLC is the sole general partner or the sole managing member of the general partner.

(2)
Includes 800,482 shares of which FMR LLC has sole voting power and 30,236,626 shares of which FMR LLC has sole dispositive power. The information concerning shares owned is from a Schedule 13-G dated February 13, 2008, filed jointly by FMR LLC on behalf of itself, its subsidiaries Fidelity Management & Research Company, Strategic Advisers, Inc., and Pyramis Global Advisers Trust Company. Members of the family of Edward C. Johnson 3rd, Chairman of FMR LLC, own 49% of the Series B voting common shares of FMR LLC. Shares owned include shares owned by Fidelity International Limited, 47% of which is owned by a partnership controlled by Edward C. Johnson 3rd and members of his family.

(3)
Includes 14,164,718 shares of which Harris Associates, Inc. and Harris Associates L.P. have shared voting power and sole dispositive power. The information concerning shares owned is from a Schedule 13-G dated February 12, 2008 filed jointly by Harris Associates L.P. and Harris Associates, Inc.

 STOCKHOLDER PROPOSALS

        In order to be included in next year's proxy statement and proxy card to be used in connection with our 2009 annual meeting of stockholders, stockholder proposals must be received in writing by us no earlier than April 28, 2009 and no later than May 28, 2009. Any proposal received after May 28, 2009 will be considered untimely. The proposals must also comply with applicable law and regulations and should be directed to our Secretary at the following address: Secretary, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, M/S G3-135, Santa Clara, CA 95052-8090. The proxies designated by our Board of Directors will have discretionary authority to vote on any matters properly presented by a stockholder for consideration at our 2009 annual meeting of stockholders but not otherwise submitted for inclusion in the proxy materials for the meeting unless notice of the matter is received by us on or before July 1, 2009 and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

ANNUAL REPORT

        The annual report on Form 10-K for our fiscal year ended May 25, 2008 is provided to you as part of our proxy materials. You should read this report carefully for financial and other information about National. However, unless sections from the annual report are specifically incorporated in this proxy statement, they are not to be considered part of the proxy soliciting material.

FORM 10-K

        We will provide free of charge via first class mail to any person who receives this proxy statement a written copy of our annual report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). In order to receive it, please send your written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090; telephone number (408) 721-5800. You may also obtain a copy of our Form 10-K, as well as other reports we have filed with the SEC, on our website located at http://www.national.com/analog/invest. As noted earlier, all proxy materials are also available at www.envisionreports.com/nsm.

 KEEP YOUR ADDRESS CURRENT

        It is important that you keep our transfer agent, Computershare Trust Company, N.A., informed of your current address. The escheat laws are being increasingly enforced by many states. This has forced us to report to a number of states the names of stockholders whose mailings have been returned to us as undeliverable. Once your name has been reported to the state, your shares can be "sold" by the state (even if the state does not have physical possession of your stock certificate) and you must go to the state to retrieve the value of your shares. Computershare Trust Company, N.A.'s address is Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, phone number: 1-877-498-8865; web address: http://www.computershare.com/invester.

 INCORPORATION BY REFERENCE

        As provided by Schedule 14A under the Securities Exchange Act of 1934, the section entitled "Executive Officers of the Registrant" from Part I of our Annual Report on Form 10-K for the fiscal year ended May 25, 2008 is incorporated by reference.

OTHER MATTERS

        We do not know of any other matters that will be brought before the meeting. If any other matters are properly brought before the meeting, however, the individuals named in the proxy card will use their best judgment to vote proxies given to them.

        Whether or not you plan to attend the meeting, please provide your proxy as soon as possible either by telephone, the Internet, or by signing, dating and returning the proxy card in the postage paid envelope provided to you with written proxy materials.

TODD M. DuCHENE Senior Vice President, General Counsel and Secretary

August 15, 2008

C123456789
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MR A SAMPLE	000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)	000000000.000000 ext 000000000.000000 ext
ADD 1
ADD 2	Electronic Voting Instructions
ADD 3
ADD 4	You can vote by Internet or telephone!
ADD 5	Available 24 hours a day, 7 days a week!
ADD 6
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on September 25, 2008.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/nsm
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals—The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01—Brian L. Halla	☐	☐	☐	02—Steven R. Appleton	☐	☐	☐	03—Gary P. Arnold	☐	☐	☐
04—Richard J. Danzig	☐	☐	☐	05—John T. Dickson	☐	☐	☐	06—Robert J. Frankenberg	☐	☐	☐
07—Modesto A. Maidique	☐	☐	☐	08—Edward R. McCracken	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the independent auditors of the Company.	☐	☐	☐

B Non-Voting Items

Change of Address—Please print new address below.

C Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

	C 1234567890 J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
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<STOCK #>            00XKZC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—National Semiconductor Corporation

September 25, 2008, 10:00 a.m. Eastern Time

American Conference Center
780 Third Avenue, New York, New York

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders—September 25, 2008

The undersigned acknowledges receipt of (a) Notice of 2008 Annual Meeting of Stockholders of National Semiconductor Corporation to be held on September 25, 2008; (b) accompanying Proxy Statement; and (c) Annual Report on Form 10-K of National Semiconductor Corporation for the fiscal year ended May 25, 2008.

Brian L. Halla and Todd M. DuChene, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of National Semiconductor Corporation to be held on September 25, 2008 or at any postponement or adjournment thereof. If applicable, the undersigned hereby directs the trustees and fiduciaries of the employee benefit plans shown on this card to vote the shares of common stock allocated to the account of the undersigned which the undersigned is entitled to vote at said Annual Meeting.

Shares represented by this Proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR item 1 (Election of Directors) and FOR item 2 (Ratification of Selection of Independent Auditors).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For participants in the National Semiconductor Corporation Retirement and Savings Program and Deferred Compensation Plan: All shares credited to your Profit Sharing Plan and the NSC Stock Fund of both the Savings Plus 401(k) Plan and the Deferred Compensation Plan will be voted as you direct unless we have not received your instructions, in which case they will be voted in the same proportion as shares as to which voting instructions have been received from other participants. Shares credited to you under the Stock Bonus Plan cannot be voted unless we receive your instructions.

(Continued and to be voted on reverse side.)

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

QuickLinks

Table of Contents
INTERNET AVAILABILITY OF PROXY MATERIALS
GENERAL INFORMATION
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES
Director Compensation
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF MANAGEMENT
PROPOSALS TO BE VOTED ON AT THE MEETING
Election of Directors
Ratification of Appointment of KPMG LLP as the Independent Auditors of the Company
EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Outstanding Equity Awards at Fiscal Year-End (continued)
Option Exercises and Stock Vested
Pension Benefits
Non-Qualified Deferred Compensation
Loans
Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control
REPORT OF THE COMPENSATION COMMITTEE
OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
STOCKHOLDER PROPOSALS
ANNUAL REPORT
FORM 10-K
KEEP YOUR ADDRESS CURRENT
INCORPORATION BY REFERENCE
OTHER MATTERS